Exhibit F

[Letterhead of Sullivan & Cromwell LLP]

May 6, 2019

Asian Infrastructure Investment Bank, B-9 Financial Street, Xicheng District, Beijing 100033, People’s Republic of China.

Ladies and Gentlemen:

We have acted as United States tax counsel to the Asian Infrastructure Investment Bank (the “Bank”) in connection with the registration under the Securities Act of 1933 (the “Act”) of $2,500,000,000 principal amount of     % Notes due 20    of the Bank on the Registration Statement under Schedule B of the Act (File No. 333-228613), as amended to the date hereof (the “Registration Statement”), filed by the Bank with the Securities and Exchange Commission. We hereby confirm to you that the discussion set forth under the heading “United States Taxation” in the prospectus included in the Registration Statement (the “Prospectus”) is accurate in all material respects.

We hereby consent to the filing of this opinion as Exhibit F to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ SULLIVAN & CROMWELL LLP